Exhibit 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 8, 2009, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Todd Shipyards Corporation and their subsidiaries on Form 10-K for the year ended March 29, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Todd Shipyards Corporation on Forms S-8 (File No. 333-64145, effective September 24, 1998 and File No. 333-63500, effective June 21, 2001).

/s/ Grant Thornton LLP

Seattle, Washington
June 8, 2009